Exhibit 99.1

Semler Reports First Quarter 2014 Financial Results

-Semler builds momentum with revenue up 95% year-over-year and strengthens balance sheet with IPO proceeds-

PORTLAND, Ore. – April 22, 2014 – Semler Scientific, Inc. (Nasdaq: SMLR; “Semler”), an emerging medical risk-assessment company whose mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services, today reported financial results for the first quarter ended March 31, 2014.

“The first quarter of 2014 was a productive period for Semler,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler. “We successfully completed our initial public offering in February while growing revenue by 95% compared to the first quarter of 2013.”

FINANCIAL RESULTS

In the three months ended March 31, 2014 compared to the corresponding period of 2013, Semler had:

•	Revenue of $837,000, an increase of $408,000, or 95%, compared to $429,000
•	Cost of revenue of $155,000, an increase of $69,000, or 80%, from $86,000
•	Total operating expenses, which includes cost of revenue, of $1,627,000, an increase of $656,000, or 68%, compared to $971,000
•	Net loss of $817,000, or $0.36 per share, an increase of $246,000, or 43%, compared to a net loss of $571,000, or $0.73 per share

Net cash of $7,612,000 as of March 31, 2014 compared to net cash of $734,000 as of December 31, 2013.

FIRST QUARTER 2014 HIGHLIGHTS

On February 26, 2014, Semler closed the initial public offering of its common stock, pursuant to which it sold an aggregate of 1,430,000 shares of its common stock at a price to the public of $7.00 per share, and received gross proceeds of approximately $10,010,000 before deducting underwriting discounts and commissions and other offering expenses.

“During the first quarter, expenditures were made to increase our sales and marketing efforts, develop new products and pay administrative costs associated with being a public company,” said Dr. Murphy-Chutorian. “Our primary focus is to bring in new customers to our expanding base of established clients and to continue our record of outstanding revenue growth on the road to profitability. Our objective is to create a win for patients, payors, physicians and shareholders.”

Notice of Conference Call
Semler will host a conference call at 10 a.m. EDT, Tuesday, April 22, 2014. The call will address first quarter results and will provide a business update on the company’s market outlook and strategies for 2014.

The conference call may be accessed by dialing 877-359-9508 for domestic callers and 224-357-2393 for international callers. Please specify to the operator that you would like to join the "Semler First Quarter 2014 Financial Results Call, conference ID#: 31468379." The conference call will be archived on Semler's website at semlerscientific.com.

About Semler Scientific, Inc.:

Semler Scientific, Inc. is an emerging medical risk-assessment company. Its mission is to develop, manufacture and market patented products that identify the risk profile of medical patients to allow healthcare providers to capture full reimbursement potential for their services. Semler's first patented and U.S. Food and Drug Administration, or FDA, cleared product, is FloChec®. FloChec® is used in the office setting to allow providers to measure arterial blood flow in the extremities and is a useful tool for internists and primary care physicians for whom it was previously impractical to conduct blood flow measurements. FloChec® received FDA 510(k) clearance in February 2010, Semler began Beta testing in the third quarter of 2010, and Semler began commercially leasing FloChec® in January 2011. Semler closed the initial public offering of its common stock on February 26, 2014 and its common stock is now listed on the NASDAQ Capital Market under the ticker symbol “SMLR.” Additonal information about Semler can be found at semlerscientific.com.

Forward Looking Statements:

This press release contains “forward-looking” statements. Such forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "expect," "anticipate," "estimate," "project," "may," "would," "could," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions.  The forward-looking statements in this release include statements regarding Semler’s plans to bring in new customers, expand its client base, continue to grow revenues, its ability to become profitable, and create a win for patients, payors, physicians and shareholders. Such forward-looking statements are subject to various risks, such as Semler’s results of operations, the timing and costs of any required clinical studies, and regulatory review of Semler’s products, among others, as well as the risks set forth in Semler’s most recent filings with the U.S. Securities and Exchange Commission, and involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs.   There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements.  All forward looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date this release and Semler assumes no obligation to update or revise these statements unless otherwise required by law.

CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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